Exhibit 99.1

PRESS RELEASE February 9, 2009 4:00 PM ET	Contact: Virginia Dadey Telephone: 212-541-3707 vdadey@arrowres.com

Arrowhead Reports First Quarter Fiscal 2009 Financial Results

PASADENA, Calif. – Arrowhead Research Corporation (NASDAQ: ARWR) today announced financial results for the first quarter of fiscal 2009 ended December 31, 2008.

FIRST FISCAL QUARTER 2009 AND RECENT BUSINESS HIGHLIGHTS:

•	Calando Pharmaceuticals completed its Phase I trial for IT-101, its first anti-cancer drug candidate;

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Calando announced the potential application of its RONDEL™ systemic delivery technology for sepsis, representing an extension of its siRNA delivery technology beyond its initial application to oncology;

•	Dr. Mark Tilley, Vice President of Advanced Materials at Arrowhead, was appointed CEO of Unidym, Inc.;

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Subsequent to the close of the quarter, Unidym announced the consolidation of its operations to California’s Silicon Valley as part of a series of steps to improve efficiencies and reduce costs within the subsidiary.

“We continued to pursue opportunities to commercialize our subsidiaries’ nanotechnology-based solutions in the first fiscal quarter, while simultaneously taking steps to improve our balance sheet,” stated Dr. Christopher Anzalone, Arrowhead’s President and CEO. “Our subsidiaries’ solutions gained further traction, most notably via key milestones reached and a strengthening of existing partnerships with industry leaders such as Samsung Electronics and Tokyo Electron. Furthermore, Calando’s IT-101 anti-cancer therapeutic completed its Phase I trials and moved forward with Phase II trials for ovarian cancer, while Calando’s first RNAi therapeutic, CALAA-01, continues to move quickly through Phase I trials.”

“At the same time, we are clearly operating in an unprecedented economic environment that requires us to take decisive action to ensure that Arrowhead and its subsidiaries remain competitive through the downturn. Central to this effort is a reorganization that focuses each subsidiary’s business model on nearer-term revenue streams and is supplemented by aggressive cost-cutting measures. We believe these measures will result in a leaner, more nimble organization.”

Dr. Anzalone concluded, “The impact of the cash saving actions taken by Arrowhead and our subsidiaries is expected to become more fully realized as part of our consolidated results in the coming quarters. We expect that our subsidiaries’ lower cost structures, coupled with real near-term value creation via partnerships and commercial opportunities, will provide Arrowhead and its subsidiary companies with access to the capital required to realize their potential. As owners of key nanotechnology assets in the areas of advanced materials, biotechnology and clean energy technologies, we believe that Arrowhead has the potential to capitalize on a vast market opportunity.”

SELECTED FIRST QUARTER FISCAL 2009 FINANCIAL RESULTS

For the first quarter of fiscal 2009 ended December 31, 2008, Arrowhead reported revenues of $0.7 million, compared with $0.4 million in the same period in the prior year. GAAP consolidated net loss was ($8.0 million), or ($0.19) per undiluted share for the first quarter of fiscal 2009, compared with a loss of ($5.2 million), or ($0.14) per undiluted share in the first quarter of fiscal 2008. The Company’s operational use of cash during the first quarter of fiscal 2009 was $7.4 million, compared to $5.8 million in the year-ago period. Arrowhead’s consolidated cash flows include approximately $2.5 million raised or committed through a note offering by Calando and $2.0 million of mezzanine financing at Unidym, together with the $0.7 million cash sale of Unidym’s equity interest in Ensysce BioSciences, Inc. Cash and cash equivalents totaled $7.6 million as of December 31, 2008, compared with $10.1 million for the fiscal year ended September 30, 2008.

Conference Call Dial-in Details

The Company will conduct a financial announcement conference call today, Monday, February 9, 2009, at 5:00 P.M. ET/2:00 P.M. PT to discuss the results from the first quarter. To participate on the conference call, please dial 800-218-8862 or 303-228-2960. Investors may also access a live audio web cast of this conference call on the Company’s website at www.arrowheadresearch.com.

A replay of the webcast will be available two hours after the conclusion of the call and will be available for 90 calendar days. An audio replay will also be available approximately two hours after the conclusion of the call and will be made available until Friday, February 13, 2009. The audio replay can be accessed by dialing 800-405-2236 or 303-590-3000 and entering access ID number 11125969#.

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ: ARWR) is a nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications and investments in two minority-owned subsidiaries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. There can be no assurance that Arrowhead or its subsidiaries will be able to sustain operations for expected periods or that any of these entities will be successful in obtaining additional funding needed to sustain operations. Arrowhead Research Corporation’s Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports on Forms 8-K and 8-K/A, our Registration Statements on Form S-3, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

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